UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 30, 2007

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(State or other	(Commission File Number)	(IRS Employer
jurisdiction)		Identification No.)

2835 KEMET Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrants telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CRS    230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)          Not applicable.

(b)         Not applicable.

(c)  KEMET Corporation (“KEMET”) and Per Olof-Loof entered into an employment     agreement on July 24, 2007, (the “Agreement”), setting forth the terms of his employment as Chief Executive Officer (“CEO”).  Unless earlier terminated in accordance with the provisions thereof, the term of the Agreement is from July 24, 2007 (the “Effective Date”) until March 31, 2011 (such period of time is referred to as the “Term of the Agreement”).  In addition to what is outlined below, the Agreement also restated certain elements of Mr. Loof’s compensation package from his previous employment letter entered into at the time of Mr. Loof’s hiring.

Mr. Loof’s annual base salary will be $585,000 or such higher rate as the Board may determine from time to time.   Mr. Loof will be eligible to participate in all of KEMET’s employee benefit programs for which senior executive employees of KEMET and its subsidiaries are generally eligible, including health, life, retirement and disability.  Mr. Loof will also be entitled to a monthly car allowance of $2,750, an annual financial planning allowance of $2,500 and reimbursement for the cost of a country club membership.

Mr. Loof will be entitled to participate in KEMET’s short-term and long-term incentive compensation plans.

Mr. Loof will also be entitled to participate in KEMET’s 2004 Long Term Equity Incentive Plan (the “Equity Plan”), under which he will be granted an award of 100,000 restricted shares of KEMET common stock on March 31, 2011, if either the Agreement is continued for one year or a replacement CEO is in place.  The Agreement also removed the condition that required a Board approved CEO successor to be in place to the grant of 50,000 shares of restricted common stock of KEMET that is scheduled for April 4, 2008.  Mr. Loof needs to be continuously employed on such date to receive such grant.

The Agreement will terminate (i) immediately upon Mr. Loof’s resignation, death or disability, or (ii) upon notice of termination by KEMET at any time, with or without “cause” (as defined in the Agreement).  Upon any termination by KEMET of Mr. Loof’s employment without “cause” or upon Mr. Loof’s resignation with “good reason” (as defined in the Agreement) during the term of the Agreement, Mr. Loof will be entitled to receive severance payments upon specified conditions in the Agreement.  Such severance payments will be equal to his base salary and target bonus for the period from the date of termination to the later of (x) March 31, 2011 or (y) two years from the date of termination.

In the event of Mr. Loof’s disability or death, Mr. Loof or his heirs, as applicable, will be entitled to receive only his base salary through the date of such event and any annual bonus for a completed fiscal year that has not yet been paid.

If Mr. Loof is terminated by KEMET for “cause” or is terminated upon Mr. Loof’s resignation (other than for “good reason”), Mr. Loof will be entitled to receive only his base salary through the date of termination and will not be entitled to receive any other salary, compensation or benefits from KEMET or its subsidiaries, except as otherwise specifically provided for under KEMET’s employee benefit plans or as otherwise expressly required by applicable law.

The Agreement also contains a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Mr. Loof’s employment and for a minimum of twelve months after any termination thereof.

Mr. Loof is also entitled to a gross-up for any taxes that may be assessed to him as a result of the operation of Section 280G of the Internal Revenue Code of 1986, as amended.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 99.1.

(d) Effective July 25, 2007, the shareholders of KEMET approved the re-election of Messrs. Robert G. Paul and Joseph D. Swann to the Board of Directors, each to serve a three-year term or until his successor is duly elected and qualified.

The results of the votes for these elections were as follows:

Director Nominee

Robert G. Paul	For	76,190,256

	Withheld	2,181,173

Joseph D. Swann	For	75,337,753

	Withheld	3,033,676

Effective July 25, 2007, Ms. Maureen E. Grzelakowski retired from KEMET’s Board of Directors at the end of her then current term.  Ms. Grzelakowski had been a Director of KEMET since November 2004.

On July 26, 2007, pursuant to the terms of the 2004 Long Term Equity Incentive Plan, each of the independent members of the Board of Directors of KEMET (Gurminder S. Bedi, Frank G. Brandenberg, Erwin E. Maddrey, II, Robert G. Paul, and Joseph D. Swann) were issued 2,500 shares of restricted stock of KEMET.  This grant was done in accordance with the previously approved and disclosed director’s compensation plan, and such grant represents a portion of such director’s annual compensation.

Item 9.01 Financial Statements and Exhibits

(a)           Not applicable

(b)          Not applicable

(c)           Not applicable

(d)          Exhibits

99.1                           Employment Agreement between KEMET Corporation and  Mr. Per Olof-Loof dated July 24, 2007.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 30, 2007	KEMET Corporation

/s/ David E. Gable
David E. Gable
Senior Vice President and
Chief Financial Officer